As filed with the Securities and Exchange Commission on August 4, 2011

Registration No. 333-71670

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	73-1599053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Williams Center

Tulsa, Oklahoma 74172

(Address of principal executive offices, including zip code)

Magellan Midstream Partners

Long-Term Incentive Plan

(Full title of the plan)

Lonny E. Townsend

One Williams Center

Tulsa, Oklahoma 74172

(Name and address of agent for service)

(918) 574-7000

(Telephone number, including area code, of agent for service)

Copies to:

Brett E. Braden

Latham & Watkins LLP

717 Texas Avenue, 16th Floor

Houston, TX 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE TO POST-EFFECTIVE AMENDMENT NO. 1

On April 12, 2005, Magellan Midstream Partners, L.P. (“we,” “our,” the “Registrant”) effected a two-for-one split of our outstanding common units representing limited partnership interests of the Registrant (the “Common Units”) that entitled unitholders of record on April 5, 2005 to receive an additional unit for each unit held as of that date (the “Unit Split”). Pursuant to Rule 416(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant hereby amends its Registration Statement on Form S-8 (Registration No. 333-71670), filed on October 16, 2001, to reflect that, as a result of the Unit Split, the number of Common Units registered for issuance under the Magellan Midstream Partners Long-Term Incentive Plan, as amended and/or restated from time to time (the “Plan”) increased from 700,000 to 1,400,000. Such Registration Statement is further amended to reflect that, in accordance with Rule 416(a) of the Securities Act, the number of Common Units registered shall also cover such additional number of Common Units that become available under the Plan because of events such as recapitalizations, unit distributions, unit splits or similar transactions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See Index to Exhibits herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 4th day of August, 2011.

MAGELLAN MIDSTREAM PARTNERS, L.P.

BY:	MAGELLAN GP, LLC,
its General Partner

By:	/s/ Michael N. Mears
Michael N. Mears Chairman of the Board, President and Chief Executive Officer of the General Partner

POWER OF ATTORNEY

Each person whose signature appears below appoints John D. Chandler and Lonny E. Townsend, and each of them, any of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of August, 2011.

Signature	Title

/s/ Michael N. Mears Michael N. Mears	Chairman of the Board, President and Chief Executive Officer of the General Partner

/s/ John D. Chandler John D. Chandler	Senior Vice President and Chief Financial Officer of the General Partner

/s/ Walter R. Arnheim Walter R. Arnheim	Director of the General Partner

/s/ Robert G. Croyle Robert G. Croyle	Director of the General Partner

/s/ Patrick C. Eilers Patrick C. Eilers	Director of the General Partner

/s/ James C. Kempner James C. Kempner	Director of the General Partner

/s/ James R. Montague James R. Montague	Director of the General Partner

/s/ Barry R. Pearl Barry R. Pearl	Director of the General Partner

INDEX TO EXHIBITS

Unless otherwise indicated below as being incorporated by reference to another filing of the registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Description

4.1	Fifth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners, L.P. dated September 28, 2009 (filed as Exhibit 3.1 to Form 8-K filed September 30, 2009).

4.2	Unit Purchase Rights Agreement dated as of December 4, 2008 between Magellan Midstream Partners, L.P. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to Form 8-A filed December 5, 2008).

4.3	Amendment No. 1 dated as of March 3, 2009 to Unit Purchase Rights Agreement dated as of December 4, 2008 between Magellan Midstream Partners, L.P. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to Form 8-K filed March 4, 2009).

23	Consent of Independent Registered Public Accounting Firm.